Exhibit 99.1

Contact:

Name:  Philip Lembo or John Gavin

Phone:  (781) 441-8338

For Immediate Release                                                                                      November 6, 2008

NSTAR Reports Third Quarter Results for 2008

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $85.8 million, or $0.80 per common share, for the third quarter of 2008, compared to $84.2 million, or $0.79 per share reported for the same period in 2007.

Chairman, President and Chief Executive Officer Thomas J. May said, “We remain on track for another positive year—both operationally and financially.  Our service quality measures remain at high levels and we continue to focus on controlling our spending across the company.  In addition, NSTAR’s strong credit ratings and sufficient level of liquidity are both positive factors in dealing with today’s volatile credit markets.”

May added, “In the third quarter, we filed a plan to expand our energy efficiency programs to help our customers save on their energy costs as the winter heating season approaches.   Also, I am very excited to report that interest in our NSTAR Green program is strong.  This program offers our customers a new option to support the growth and development of wind energy in the region.  Greater reliance on renewable resources will diversify the region’s electricity generation mix, help to attain environmental goals and supports the renewable energy goals here in Massachusetts.”

Factors that had a positive impact on earnings for the quarter included an increase in electric distribution and transmission revenues and lower operations and maintenance expense.  Nearly offsetting these factors were increases in depreciation and property taxes, a decline in earnings from non-utility operations and higher interest costs.

The company also reported diluted earnings of $1.83 per share for the nine-month period ended September 30, 2008 compared to $1.70 per share for the same nine-month period last year, an increase of 7.6%.  Diluted earnings for the twelve-month period ended September 30, 2008 were $2.19 per share compared to $2.08 per share for the same period last year, an increase of 5.3%.

NSTAR also updated its 2008 earnings guidance.  NSTAR now expects to report earnings for the year in the upper half of its $2.16 per share to $2.26 per share earnings range.  Factors contributing to this updated outlook include management’s continued cost control efforts across the company and lower than expected interest costs primarily driven by the company’s strong credit ratings.

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Comparative unaudited results for the three, nine and twelve-month periods were as follows:

Financial Data (in thousands, except per share data)

Three months ended September 30:		2008		2007	% Change
Operating revenues		$892,208		$804,919	10.8%
Net income		$85,820		$84,198	1.9%
Earnings per basic and diluted share		$0.80		$0.79	1.3%
Weighted average number of shares:
Basic		106,808		106,808	-%
Diluted		107,038		107,047	-%
Dividends paid per common share		$0.35		$0.325	7.7%
Nine months ended September 30:		2008		2007	% Change
Operating revenues		$2,531,504		$2,514,432	0.7%
Net income		$195,425		$182,118	7.3%
Earnings per share: Basic		$1.83		$1.71	7.0%
Diluted		$1.83		$1.70	7.6%
Weighted average number of shares:
Basic		106,808		106,808	-%
Diluted		107,030		107,120	(0.1)%
Dividends paid per common share		$1.05		$0.975	7.7%

Twelve months ended September 30:		2008		2007	% Change
Operating revenues		$3,278,856		$3,316,499	(1.1)%
Net income		$234,822		$222,474	5.6%
Earnings per share: Basic Diluted	$ $	2.20 2.19	$ $	2.08 2.08	5.8 5.3	% %
Weighted average number of shares:
Basic		106,808		106,808	-%
Diluted		107,055		107,149	(0.1)%
Dividends paid per common share		$1.375		$1.278	7.6%

More detailed financial information will be provided in NSTAR’s Quarterly Report on Form 10-Q that is expected to be filed with the Securities and Exchange Commission on November 7, 2008.

Third Quarter Conference Call

NSTAR is holding a conference call to discuss its third quarter results on Friday, November 7, 2008 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website—www.nstar.com—by selecting “Investor Relations” then “Webcast.”  A replay of the call will be archived on NSTAR’s corporate website in the Investor Relations section under “Financial Information” and then “Webcast Archives.”

Webcast

Please note that we are planning to webcast a presentation at Edison Electric Institute’s 43rd Financial Conference in Phoenix, Arizona on Tuesday, November 11, 2008 at 9:30 a.m. (Eastern Time).  To access this webcast, go to www.nstar.com, select “Investor Relations” then “Webcast.”  A copy of the presentation will be available on our website.

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Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: adverse financial market conditions including changes in interest rates and the availability and cost of capital; future economic conditions in global markets; changes to prevailing local, state and federal governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; weather conditions that directly influence the demand for electricity and natural gas; impact of continued cost control processes on operating results; ability to maintain current credit ratings; impact of uninsured losses; impact of adverse union contract negotiations; damages from major storms; impact of conservation measures and self-generation by our customers; changes in financial accounting and reporting standards; changes in specific hazardous waste site conditions and the specific cleanup technology; prices and availability of operating supplies; impact of terrorist acts; and impact of service quality performance measures.

Any forward-looking statement speaks only as of the date of this earnings release, and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make in our filings to the Securities and Exchange Commission.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.3 billion and assets of $7.7 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstar.com.

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